Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Net Element, Inc.

Miami, Florida

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2016 (except for Notes 2 and 4 to which the date is May 25, 2016), relating to the consolidated financial statements of Net Element, Inc. appearing in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2015. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ DASZKAL BOLTON LLP

Fort Lauderdale, Florida

June 28, 2016